UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Stifel Financial Corp.

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

May 21, 2026

Fellow Shareholders:

Our annual shareholders’ meeting will be held on Tuesday, June 9, 2026 at 11 a.m., Central Time, using the virtual-only format described in the 2026 Proxy Statement that was sent at the end of April. We are sending you this letter to ask you to vote FOR Item 4 in our Proxy Statement, the “Equity Incentive” proposal. It would increase the capacity of our 2001 Incentive Stock Plan (2018 Restatement) (our “Plan”) by 9,000,000 shares, including 175,000 shares to be reserved for non-employee directors. As described in our Proxy Statement, our Board of Directors unanimously recommends a vote for the Equity Incentive proposal because the increased capacity will allow us to continue our longstanding and effective practice of aligning our people to our shareholders and maximize retention.

Glass Lewis has recommended a vote for Item 4, stating that they have “no material concerns”. By contrast, Institutional Shareholder Services (“ISS”) has recommended a vote against Item 4. We believe ISS’s recommendation is fundamentally wrong. By design, the ISS recommendation does not consider the historical net impact of our equity compensation approach – essential for long-term growth and alignment of incentives – by ignoring our track record of successful dilution control, including our having fully mitigated the effects of Plan Issuance on outstanding shares in recent years. ISS implicitly acknowledged that strong track record in their recommending for item 3 (the authorized share increase proposal) when they confirmed that ISS has “no substantial concerns about the company’s past use of shares”. We have attached a detailed discussion of our equity compensation approach, dilution control and why we disagree with ISS’s recommendation. We would like to highlight the following:

•

Equity compensation to our associates is integral to our ability to attract and retain key talent, including senior executive talent. This has driven our sustained success as a growth story for more than 25 years.

•	There has been no net dilution in recent years, due to management through net and cash settlements of grants, together with share repurchases.

•	If Stifel did not use equity compensation, the amount of compensation would not change, but the mix would shift from equity to cash.

•

ISS’s formulaic analysis would generate an “against” recommendation for our Plan even if we were to ask for no additional share capacity because ISS ignores our controls that have successfully managed dilution.

•

ISS’s opinion centers on the “overhang” of outstanding grants that vest in future years. In fact, the size of that overhang is a direct consequence of our disciplined use of grants that generally vest over 5, 7 or more years, much longer than the 2 to 3 years often seen in our industry. A longer vesting period is retentive of talent, which is an advantage, and implies a rate of future dilution that is roughly half what it would be were our overhang comprised of grants with the more typical, short vesting horizons.

For these and the reasons detailed in the accompanying discussion, we respectfully ask you to vote FOR Item 4.

Sincerely,

Ronald J. Kruszewski	David A. Peacock
Chairman and CEO	Lead Director and Compensation Committee Chairman

Additional Discussion

Compensation Philosophy

We are a human capital business. To grow, we hire, acquire and retain talent. For many years, a broad base of our senior professionals has received between 5% and 40% of their annual incentive compensation in the form of equity that typically vests over 5, 7 or more years. This method of compensation aligns associates with shareholders and has proven significantly retentive over the long term.

If we did not use equity compensation, the amount of compensation would not change, but the mix would shift from equity to cash. The same holds true in our hiring and acquisition strategies – essential components of our 25 year growth story. We believe that Stifel and its shareholders would be worse off as a result of a shift in our compensation mix from part-equity to all-cash because:

•

We would be less able to compete in the competitive financial services industry for top talent, the key to increasing revenue. When we grant equity-based awards to new talent, whether hired individually or as part of an acquisition, we encourage them to take a shareholder perspective from the moment they partner with us. This improves both the quality and the speed of integration, which is essential to realizing value from new talent.

•	We would lose the tax, accounting and compensation cost benefits gained from our use of deferred equity.

•

We would lose the retentive effect of equity compensation. We concentrate equity compensation on our most highly compensated employees, so we would lose that aligning and retentive benefit precisely where firm culture has the most direct impact on shareholder results: the productivity of our most vital talent.

•	We would lose an important incentive to our teams to achieve goals with due consideration to risk, in view of the “at-risk” nature of our awards.

None of this would benefit you, our shareholders.

Instead of ISS’s mechanical, one-size-fits-all recommendation, we believe that Stifel should continue its broad-based equity compensation approach in combination with a disciplined approach to share repurchases and the net settlement of awards. This core strategy has long served our clients, associates and shareholders alike and will continue to generate value for all our stakeholders.

We ask that you conduct an independent analysis of our proposal when considering your vote on this important matter. Naturally, any compensation plan that substitutes equity for cash will be dilutive on a gross share basis. That is why we minimize – and in recent years, eliminate – net dilution by disciplined grants of units, share repurchases and net settlement. These controls are detailed below. As you evaluate those controls, and the success we have had minimizing or eliminating the effect of our Equity Incentive program on our total number of shares, we ask that you keep in mind benefits described above, which have been fundamental to the value of your shares.

Share Utilization

Utilization of Plan shares for each of the 3 years ending December 31, 2025, and in total, is described in the table below.

Focusing exclusively on aggregate gross grants associated with compensation, acquisitions and hiring overstates the burn rate associated with maintaining our business, we believe, as distinct from fueling the growth of our platform. The better reflection of our burn rate, we believe, is the net of shares associated with compensation grants. This utilization was, we believe, integral to our growth by acquiring, hiring and retaining talent, and that the resulting burn rate, even if seen in gross terms, is reasonable in light of the resulting benefits to shareholders.

Year(a)	Compensation Grants(b)	Acquisition & Hiring Grants	Gross Grants	Net Shares Estimated to be Issued(c)	Average Grant Price	Projected Net Shares as a % of Average Shares Outstanding(d)	Gross Shares as a % of Average Shares Outstanding(d)
2023	3,606,633	1,045,292	4,651,925	2,558,558	$41.43	1.5%	2.8%
2024	2,717,495	729,602	3,447,096	1,895,903	$48.33	1.1%	2.1%
2025	2,364,341	1,538,715	3,903,056	2,146,681	$63.96	1.3%	2.4%
Total	8,688,468	3,313,608	12,002,076	6,601,142	$50.74	4.0%	7.3%

a.	Reflects year of grant or other treasury activity, not the performance year for which compensation was awarded.
b.

Grants include RSUs (including PRSUs) and RSAs. PRSUs are included in this column at the “Target” level but may vest at between 0% and 200% of the “Target” level, as more fully described on pages 41–43 of the Proxy Statement.

c.	Net shares estimated to be issued are based on historical average of 55% yield of Grants into shares.
d.	Based on shares outstanding on December 31, 2025 (adjusted to reflect the 3-for-2 split in February 2026).

In the above table, looking solely at aggregate gross grants associated with compensation and acquisitions and hiring, we believe, overstates the burn rate associated with maintaining our business, as opposed to fueling the growth of our platform. We believe the better way to understand the Company’s burn rate is by focusing on the net shares associated with compensation grants, shown above. The Company firmly believes that this utilization was integral to our ability to acquire, hire and retain talent, enabling our growth.

Dilution Control

We have used three controls to mitigate the dilutive effect of Equity Incentive grants:

•	Limiting the number of units granted,

•	Repurchasing shares, and

•	Net settling a significant portion of grants for cash instead of shares.

Our use of these controls has been, we believe, successful. Dilution control is the context of our utilization of the Plan in recent years. Over the last three fiscal years, we have, in lieu of cash, made the performance compensation, acquisition and hiring grants set out in following table. That is, the effect of Plan issuance on our outstanding shares has been fully mitigated by our controls during this period.

	Shares(a)	% Change, Total	% Change, Annualized
Shares Outstanding on December 31, 2022	158,022,000
Net Shares Issued under Plan(b)	11,558,773	7.3%	2.4%
Share Repurchases	(17,084,123)	–10.8%	–3.6%

Shares Outstanding on December 31, 2025	152,496,650	–3.5%	–1.2%

a.	All share counts adjusted for splits, including the 3-for-2 split in February 2026.
b.

Composed of options exercised, RSAs and RSUs converted to unrestricted shares (that is, net of forfeitures, settlements for cash, and tax buybacks) during the period from December 31, 2022 through December 31, 2025.

No non-Plan shares were issued in acquisitions during this period. During this period, we attracted hundreds of new employees by means of Plan grants. (For a related presentation of five-year figures, see page 63 of our Proxy Statement.) There was no net dilution during this period. In short, during this period, share repurchases exceeded the number of Plan units vesting.

Shares Currently Available

At our 2016 and 2020 annual meetings, shareholders approved similarly-scaled increases of shares to the Plan (despite contrary recommendations from ISS on essentially the same grounds). The total number of shares of common stock current available for issuance under the plan is approximately 4,500,000 shares. Estimated annual utilization of shares under the Plan is approximately 1,375,000 shares per year over at least the next two years. Accordingly, we have asked shareholders to approve an increase in share capacity of 9,000,000 shares. We believe that good corporate governance is to request additional Plan capacity relatively frequently and to account not only for past share usage and dilution, but also potential adjustments in grants based on stock price movements and potential acquisition-related grants that aid in the retention of talent. We have done so in our Proxy Statement and in this letter.

ISS Recommendation

We strongly disagree with ISS’s mechanical, one-size-fits-all framework by which it evaluates equity compensation packages. It ignores the tax and accounting benefits of our approach and, more importantly, the power of equity-based awards, especially in an acquisition context, to retain talent. It ignores the shareholder-alignment benefit of our approach, our acquisition history, and our dilution management by means of share repurchases and net settlement.

ISS groups the views on which it bases its recommendation under the headings of plan cost, plan features, grant practices and what they describe as “overriding factors”. We will address these point by point.

Plan Cost

ISS’s primary argument is that plan cost is “excessive”. We strongly disagree.

ISS draws its conclusion mechanically using the Share Value Transfer model (“SVT model”), which looks at new and available shares both together and apart from outstanding grants, resulting in the following problems:

•

The SVT model focuses myopically on deferred equity compensation, ignoring current and deferred cash compensation. We carefully manage our total compensation expense, as shareholders rightly expect. We balance the trade-offs between current and deferred compensation, as well as the trade-offs between equity grants and deferred cash. The SVT metric artificially isolates one part of a broader system, ignoring the context of how firms in general – and we in particular – attract and retain talent.

•	The SVT model is incapable by design of recognizing the purposes of an equity incentive program, such as retention and alignment, and how these drive the value (as opposed to the number) of shares.

•

The SVT model is calibrated such that it would penalize our Equity Incentive program even if we asked for a capacity increase of zero shares. Although this result is strange, it is not theoretical: In the second half of 2018, we asked for approval of technical changes to our Equity Incentive plan that involved no capacity increase, but ISS recommended against it on SVT-based arguments that there was, nevertheless, somehow “transfer” of value. Despite ISS’s recommendation, shareholders approved these changes, we believe rightly.

•

The SVT model severely penalizes firms that extend the vesting periods of deferred compensation, even though extended vesting is an obvious benefit to shareholders. Firms with extended vesting periods will, all else equal, have more outstanding grants at any point in time. This drives up the SVT model’s measure for firms that emphasize retention of employees as part of their deferred compensation program.

In our case, as noted above, we estimate that about 55% of outstanding grants will become outstanding shares. As we generally grant awards with a vesting period of 5, 7 or more years, the total number of grants outstanding at any given time is at least double the number our outstanding grants if we were to grant awards that vested over a much shorter period of 2 to 3 years, similar to many others in our industry, particularly when it is recognized that a shorter vesting period would also increase the percentage of grants that become outstanding shares.

Plan Features

Although less important to their overall conclusion, ISS also finds fault with a number of plan features.

•

Treatment of awards in a change of control: we believe that our longstanding approach of restricting the ability to accelerate equity awards to a carefully defined change of control trigger at the sole determination of the Board, which is 75% independent, or the Board’s Compensation Committee, which is 100% independent, is appropriately limited.

•

Share recycling: Our approach of requesting modest capacity increases from shareholders, such that we must return for new approvals of capacity on a relatively frequent basis, mitigates this concern. We do not issue shares under our Equity Incentive plan in excess of the capacity authorized by shareholders. It is not the number of grants, but the net number of shares ultimately issued on account of grants, that has a dilutive impact on shareholders.

•

Minimum vesting period: ISS faults us for not absolutely prohibiting awards with vesting periods of less than a year. Our grants generally vest in 5, 7 or more years, a relatively long period compared to our peers. Virtually the only circumstance in which we have issued awards vesting within a year is to preserve the value of nearly-vested existing awards of acquired companies for their continuing employees.

•	Dividends on unvested shares: We pay dividend equivalents on some of our unvested equity awards, which is appropriate given the long periods of vesting that we generally require.

•

Cash awards to non-employee directors: ISS penalizes us for not having an express limit on cash-denominated awards to non-employee directors. This factor is, at most, peripherally related to the question before our shareholders. Moreover, our consistent compensation practices with respect to our non-employee directors are well within industry norms, annually disclosed, and evaluated by our independent compensation consultants. These practices are more fully described in our 2026 Proxy Statement, especially pages 44 & 53–54.

Grant Practices

ISS calculates our 3-year average unadjusted burn rate at 2.54%, using their standard methodology, which is divorced from the actual impact on our shareholders because the ISS measure gives no credit for share repurchases, net settlement and forfeitures.

Contrary to ISS’s assertion, as we highlighted in the table above, our actual average 3-year burn rate was negative 1.2%, accounting for share repurchases.

“Overriding Factors”

Finally, ISS collects a number of points under the heading of “Overriding Factors”, and the only such factor it finds negative in our Equity Incentive plan is “lacks sufficient positive features”, which is simply a summing up of their considerations described in more detail above. Here, just as with their SVT calculations, ISS overstates its calculation of dilution by excluding the mitigating effects of net settlement, forfeitures and share buybacks. The track record of our disciplined approach to managing dilution speaks for itself.

Our Shareholders’ Own Input

The automatic approach taken by ISS stands in stark contrast to the nuanced, value-driven feedback we receive from our institutional shareholders directly. Our senior management speaks directly with most of our institutional shareholders, both by number and value. We listen carefully and gratefully to their input, and the input of our other shareholders. Shareholder input, including that received in the course of our Equity Plan requests in 2016, 2018 and 2020, has directly informed our current capacity increase request. We are continuing to reach out to many of our largest shareholders in regard to this request.

Conclusion

As detailed above, Stifel’s successful approach to deferred equity compensation is time-proven. It promotes shareholder interests better than the alternatives, including those that ISS’s approach would force Stifel to adopt.

	Protects Shareholders from Dilution	Aligns Associates to Shareholders	Facilitates Market- Aware Management of Incentive Program	Promotes Long Term Retention
Stifel’s Approach: Deferred Equity and Cash with Net Settling and Share Repurchases	✓	✓	✓	✓

Deferred Equity Alone	×	✓	×	✓

Deferred Cash Alone	✓	×	×	✓

Cash Alone	✓	×	×	×

Our Equity Incentive Plan is critical to Stifel’s continued success:

•	Our 25-year growth story is sustained by our ability to attract and retain key talent and align them to our shareholders’ interests.

•	96% of our full-time associates have participated in our Equity Incentive Plan, promoting cohesion and recognizing the value of Stifel’s people.

Additional capacity is necessary to continue our Equity Incentive Plan:

•

We last asked shareholders for additional Equity Incentive Plan capacity in 2020. Shareholders strongly supported this request, as with prior requests, allowing us to preserve the value of continuing our Plan.

•	To continue our growth story, it is critical that we have sufficient authorized shares to sustain our compensation model.

For all the reasons given in the preceding pages, we believe our balanced approach to equity compensation has and will preserve our talent, drive organic and opportunistic growth, and control dilution, a winning combination for our shareholders. We therefore respectfully ask you to vote FOR Item 4, the Equity Incentive proposal. If you previously voted against Item 4, we hope you will reconsider your vote for the reasons given. Please see our 2026 Proxy Statement for additional information, especially pages 62–66 & 76–84. We welcome you to communicate with us at any time by email, investorrelations@stifel.com.

Forward-Looking Statements: Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.